Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Kenneth Cole Productions, Inc. (the “Company”) of our reports dated March 8, 2010 with respect to the consolidated financial statements and schedule, and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 10-K) for the year ended December 31, 2009:

1) Form S-8 No. 333-31868
2) Form S-8 No. 333-119101
3) Form S-8 No. 333-131724
4) Form S-8 No. 333-159506
5) Form S-8 No. 333-160291

/s/ Ernst & Young LLP

New York, New York
March 8, 2010